Exhibit 5.1

Opinion of Mary Beth DeLena, Esq.

                                                                      May 23, 2006

PRAECIS PHARMACEUTICALS INCORPORATED
830 Winter Street
Waltham, Massachusetts  02451-1420

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President, Legal and Secretary of PRAECIS  PHARMACEUTICALS INCORPORATED, a Delaware corporation (the “Registrant”), and am issuing this opinion in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”), for the purpose of registering with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), (i) 500,000 shares (the “Stock Plan Shares”) of common stock, par value $.01 per share (the “Common Stock”), of the Registrant issuable upon the exercise of options (“Stock Plan Options”) which may be granted under the Registrant’s Fourth Amended and Restated 1995 Stock Plan (the “Stock Plan”), (ii) 80,000 shares (the “ESPP Shares” and, together with the Stock Plan Shares, the “Shares”) of Common Stock of the Registrant issuable upon the exercise of options (“ESPP Options” and, together with Stock Plan Options, “Options”) which may be granted under the Registrant’s Second Amended and Restated Employee Stock Purchase Plan, as amended (the “ESPP”), and (iii) the Preferred Stock Purchase Rights issuable in accordance with the Rights Agreement between the Registrant and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”), upon issuance of the Shares (the “Rights”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement as filed with the Commission on the date hereof; (ii) the Stock Plan; (iii) the ESPP; (iv) the Amended and Restated Certificate of Incorporation, as amended and the Third Amended and Restated By-Laws of the Registrant, each as currently in effect; (v) a specimen certificate representing the Common Stock (the “Specimen Certificate”); (vi) certain resolutions adopted by the Board of Directors of the Registrant relating to the issuance of the Shares, the Rights associated therewith, and certain related matters; and (vii) the Rights Agreement. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Registrant and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed or to be executed by parties other than the Registrant, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and I have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Registrant and others.

I have assumed for purposes of this opinion that any option agreement or other instrument setting forth the terms of any Option (each, an “Option Agreement”) will be consistent with the Stock Plan or the ESPP, as applicable, duly authorized, and if applicable, validly executed and delivered by the parties thereto, and that the consideration received by the Registrant for the Shares delivered pursuant to the exercise of each such Option will be in an amount at least equal to the par value of such Shares. I have also assumed that, upon issuance, the stock certificates evidencing the Shares will conform to the Specimen Certificate.

I am admitted to the practice of law in the Commonwealth of Massachusetts. I do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and I do not express any opinion as to the effect of any other laws on the opinion stated herein. I am not licensed to practice law in the State of Delaware.

              Based upon and subject to the foregoing, I am of the opinion that:

1.           The Shares have been duly authorized for issuance by the Registrant and, when such Shares have been paid for and certificates therefor in the form of the Specimen Certificate have been issued and delivered pursuant to the exercise, in accordance with the terms of the Stock Plan or the ESPP and the applicable Option Agreement, of an Option duly granted under the Stock Plan or the ESPP, such Shares will be validly issued, fully paid and nonassessable.

2.           The Rights issuable upon issuance of the Shares have been duly authorized for issuance and, when issued, will be validly issued.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mary Beth DeLena

Mary Beth DeLena, Esq.
Vice President, Legal and Secretary